January 4, 2006
James Egan, Esq.
6408 Garnett Drive
Chevy Chase, Maryland 20815

Re:	Modification of Employment Agreement (the “Employment Agreement”) dated May 8, 2003 by and between James Egan and Idenix Pharmaceuticals, Inc. (the “Company”)
Dear Jamie:
This letter confirms our mutual agreement to modify your Employment Agreement with respect to the benefits payable to you in connection with the termination of your employment with Idenix (the “Modification”). This Modification and the termination of your employment with Idenix will have effect as of the date hereof (the “Termination Date”).
We acknowledge that the benefits payable to you pursuant to Section 5.A. of the Employment Agreement are due to you. However, you have requested an amendment to the Employment Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and we have agreed such that the payment of the lump sum amount equal to your base salary ($265,000) plus target 2005 bonus ($92,750) will be payable to you on August 1, 2006. Except as so modified, the terms and conditions of all the other benefits payable to you pursuant to Section 5.A. of the Employment Agreement, including the requirement under Section 8 thereof that you execute the release attached thereto, remain unchanged and in full force and effect.
Additionally, pursuant to this letter, you acknowledge that: (i) all transactions in which you have engaged with respect to the ownership of Idenix common stock are reported on Forms 3 and 4 which have been subsequently filed with the Securities and Exchange Commission; (ii) you will be considered an “affiliate” of the Company under Rule 144 of the Securities Act of 1933 as amended until the date which is three months after your Termination Date; and (iii) as of the Termination Date, you will no longer be subject to the Company’s Insider Trading Policy.
The Company understands that you have requested this Modification for tax reasons. Please note that it is solely your responsibility and not that of the Company to determine the tax consequences of any payments or options made or granted to you pursuant to the Employment Agreement, this Modification, and/or any agreements granting you options to purchase Idenix stock, and that for advice as to your specific circumstances, the tax consequences of any of these agreements and the application of Section 409A of the Code to any such payments or options, you should rely on your tax advisors. You shall be responsible for all applicable taxes with respect to such payments and options under applicable law. You acknowledge that you are not relying upon the advice or representation of Idenix with respect to the tax treatment of any of the payments or options made or granted to

James Egan, Esq.
January 4, 2006

you pursuant to the Employment Agreement, this Modification, and/or any agreements granting you options to purchase Idenix stock.
On or before the Termination Date, you are requested to return to Idenix all computer and remote access equipment that has been provided to you by the Company. The Company agrees to assign to you the cellular telephone number that you currently possess.
There are two copies of this letter enclosed. If the terms set forth herein accurately reflect our mutual understanding and agreement, please sign each copy and return one copy to me for our corporate files.
Best regards.
Very truly yours,

/s/ Paul Fanning

Paul Fanning
Vice President, Human Resources
Acknowledged and accepted this
4th day of January 2006

/s/James Egan

James Egan

cc: Jean-Pierre Sommadossi

60 Hampshire Street · Cambridge, MA 02139 USA · Phone 617.995.9800 · Fax 617.995.9801 · www.idenix.com